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                                                                   EXHIBIT 10.19

                         EXECUTIVE EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement"), including the attached Exhibit "A," is entered into between AZURIX Corp. a Delaware corporation ("Employer") and subsidiary of ENRON CORP., an Oregon corporation, having offices at 1400 Smith Street, Houston, Texas 77002 ("Enron"), and JOHN C. ALE, an individual currently residing at 33 Eaton Terrace, London, England UNITED KINGDOM SWIW-8TP("Employee"), to be effective as of December 10, 1998 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES:

         1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit "A" (the "Term"), subject to the terms and conditions of this Agreement.

         1.2 Employee shall be employed in the position set forth on Exhibit A. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

         1.3 Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer or Enron, or requires any significant portion of Employee's business time.

         1.4 In connection with Employee's employment by Employer, Employer shall endeavor to provide Employee access to such confidential information pertaining to the business and services of Employer as is appropriate for Employee's employment responsibilities. Employer also shall endeavor to provide to Employee the opportunity to develop business relationships with those of Employer's clients and potential clients that are appropriate for Employee's employment responsibilities.



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         1.5 Employee acknowledges and agrees that, at all times during the employment relationship Employee owes fiduciary duties to Employer, including but not limited to the fiduciary duties of the highest loyalty, fidelity and allegiance to act at all times in the best interests of the Employer, to make full disclosure to Employer of all information that pertains to Employer's business and interests, to do no act which would injure Employer's business, its interests, or its reputation, and to refrain from using for Employee's own benefit or for the benefit of others any information or opportunities pertaining to Employer's business or interests that are entrusted to Employee or that he learned while employed by Employer. Employee acknowledges and agrees that upon termination of the employment relationship, Employee shall continue to refrain from using for his own benefit or the benefit of others any information or opportunities pertaining to Employer's business or interests that were entrusted to Employee during the employment relationship or that he learned while employed by Employer. Employee agrees that while employed by Employer and thereafter he shall not knowingly take any action which interferes with the internal relationships between Employer and its employees or representatives or interferes with the external relationships between Employer and third parties.

         1.6 It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that during the employment relationship Employee shall not knowingly become involved in a conflict of interest with Employer or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer's President any facts which might involve such a conflict of interest that has not been approved by Employer's President. Employer and Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, Employer and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to Employer's President may be all that is necessary to enable Employer or its affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of Employer or its affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer to terminate the employment relationship. Employer and Employee agree that Employer's determination as to whether a conflict of interest exists shall be conclusive. Employer reserves the right to take such action as, in its judgment, will end the conflict.

         1.7 Employee understands and acknowledges that the terms and conditions of this Agreement constitute confidential information. Employee shall keep confidential the terms of this Agreement and shall not disclose this confidential information to anyone other than Employee's attorneys, tax advisors, or as required by law. Employee acknowledges and understands that disclosure of the terms of this Agreement constitutes a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment.




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ARTICLE 2:  COMPENSATION AND BENEFITS:

         2.1 Employee's monthly base salary during the Term shall be not less than the amount set forth under the heading "Monthly Base Salary" on Exhibit A, subject to increase at the sole discretion of the Employer, which shall be paid in semimonthly installments in accordance with Employer's standard payroll practice. Any calculation to be made under this Agreement with respect to Employee's Monthly Base Salary shall be made using the then current Monthly Base Salary in effect at the time of the event for which such calculation is made.

         2.2 While employed by Employer (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

         2.3 Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of either Employer or Enron, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

         2.4 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3:  TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH
            TERMINATION:

         3.1. Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

         (i) For "cause" upon the determination by the Employer's Board of Directors or Enron's management committee (or, if there is no Enron management committee, the highest applicable level of Enron management) that "cause" exists for the termination of the employment relationship. As used in this Section 3.1(i), the term "cause" shall mean [a] Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this




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                  Agreement; [b] Employee has been convicted of a felony; [c]
                  Employee has willfully refused without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [d] Employee's involvement in a conflict of interest as referenced in Section 1.6 for which Employer makes a determination to terminate the employment of Employee which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [e] Employee has willfully engaged in conduct that Employee knows or should know is materially injurious to Employer, Enron, or any of their respective subsidiaries; [f] Employee's material breach of any material provision of this Agreement or corporate code or policy which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; or [g] Employee violates the Foreign Corrupt Practices Act or other applicable United States law as proscribed by Section 5.1. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to the Employer's management committee (or, if there is no management committee, the highest applicable level of Employer's management) for determination. If Employee disagrees with the decision reached by Employer's management committee (or, if there is no management committee, the highest applicable level of Employer's management), the dispute will be limited to whether Employer's management committee (or, if there is no Enron management committee, the highest applicable level of Employer's management) reached its decision in good faith;

         (ii) for any other reason whatsoever, with or without cause, in the sole discretion of the management committee (or, if there is no management committee, the highest applicable level of management) of Employer;

         (iii)    upon Employee's death; or

         (iv) upon Employee's becoming disabled so as to entitle Employee to benefits under Enron's long-term disability plan or, if Employee is not eligible to participate in such plan, then Employee is permanently and totally unable to perform Employee's duties for Employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Employer.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1(i); the effect of such termination is specified in Section 3.4. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.1(ii); the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1(iii) as a result of Employee's death is specified in Section 3.6. The effect of the employment relationship being terminated


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pursuant to Section 3.1(iv) as a result of the Employee becoming incapacitated is specified in Section 3.7.

         3.2 Notwithstanding any other provisions of this Agreement except
Section 8.6, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

              (i) a material breach by Employer of any material provision of this Agreement which remains uncorrected for 30 days following written notice of such breach by Employee to Employer;

             (ii) within sixty (60) days of and in connection with or based upon a sale or other disposition of Employer by Enron Corp. or the sale or other disposition of a material amount of Employer's assets, such that Employer is no longer affiliated with Enron Corp., except when Employer becomes a separate publicly traded company; or

            (iii) for any other reason whatsoever, in the sole discretion of
                  Employee.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Sections 3.2(i) and 3.2(ii); the effect of such termination is specified in
Section 3.5. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2(iii); the effect of such termination is specified in
Section 3.3.

         3.3 Upon a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

         3.4 If Employee's employment hereunder shall be terminated by Employer for Cause prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

         3.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to the expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive the then current Monthly Base Salary and the full target Bonuses described on Exhibit "A" as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term of this Agreement. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall


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not be reduced or suspended if Employee accepts subsequent employment.
Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, Enron, or their affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action.

         3.6 Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination, but Employee's heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

         3.7 Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to the Monthly Base Salary and the full target Bonuses described at Exhibit "A" as if Employee's employment (which shall cease on the date of Employee's incapacity) had continued for the full Term of this Agreement; provided however, all monies paid hereunder shall be offset by all payments received by Employee under Employer's disability plans or programs during the Term of this Agreement

         3.8 In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of Employer, Enron, or its affiliates.

         3.9 Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 6 and 7.

ARTICLE 4:  CONTINUATION OF EMPLOYMENT BEYOND TERM; TERMINATION AND EFFECTS OF
            TERMINATION:

         4.1 Should Employee remain employed by Employer beyond the expiration of the Term specified on Exhibit "A," such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Employer or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.




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ARTICLE 5:  UNITED STATES FOREIGN CORRUPT PRACTICES ACT AND
            OTHER LAWS:

         5.1. Employee shall at all times comply with United States laws applicable to Employee's actions on behalf of Employer, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (FCPA), as the FCPA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action resulting in any Enron entity having civil or criminal liability or responsibility under the FCPA or other applicable United States law with knowledge of the activities giving rise to such liability or knowledge of facts from which Employee should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute "cause" for termination under this Agreement unless Employer's management committee (or, if there is no management committee, the highest applicable level of Employer's management) determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Employer and Enron.


ARTICLE 6:  OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:

         6.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

         6.2 Employee acknowledges that the business of Employer, Enron, and their affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which employer, Enron, or their affiliates use in their business to obtain a competitive advantage over



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their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, Enron, and their affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, Enron, or their affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Enron and its affiliates shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer, Enron, and their affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.

         6.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer, Enron, or their affiliates shall be and remain the property of Employer, Enron, or their affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

         6.4 If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by the Employee within the scope of his or her employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.



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         6.5 Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

ARTICLE 7:  POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

         7.1 As part of the consideration for the compensation and benefits to be paid to Employee hereunder, in keeping with Employee's duties as a fiduciary and in order to protect Employer's interests in the confidential information of Employer and the business relationships developed by Employee with the clients and potential clients of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 7. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or Enron or any of their affiliated companies related to the water business, are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

         (i) engage in any business competitive with the water business conducted by Employer;

         (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the water business conducted by Employer;

         (iii) induce any employee of Employer or Enron or any of their affiliates to terminate his or her employment with Employer, Enron, or their affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Enron.

These non-competition obligations shall extend until the latter of (a) expiration of the Term or (b) one year after termination of the employment relationship.

         7.2 Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 for the remainder of the Term upon Involuntary Termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 7 by Employee, and Employer shall be entitled to enforce the provisions of this Article 7 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall



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not be deemed the exclusive remedies for a breach of this Article 7, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach.

         7.3 It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 7 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 8:  MISCELLANEOUS:

         8.1 For purposes of this Agreement the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Enron or Employer.

         8.2 Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' or its officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' or its officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Enron entities and affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

         8.3 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:




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         If to Employer:

                  Azurix Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention:  Corporate Secretary

         If to Employee, to the address shown on the first page hereof.

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         8.4 This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

         8.5 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         8.6 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Article 6, or Article 7, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum.

         8.7 Each of Employer and Employee is a citizen of the State of Texas. Employer's principal place of business is in Houston, Harris County, Texas. Employee resides in the England, UNITED KINGDOM. This Agreement was negotiated and signed in Houston, Texas. This Agreement shall be partially performed in Houston, Texas. Any litigation that may be brought by either Employer or Employee involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas. In the event that service of process cannot be effected upon a party, each party hereby irrevocably appoints the Secretary of State for the State of Texas as its or his agent for service of process to receive the summons and other pleadings in connection with any such litigation.

         8.8 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the



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application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         8.9 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

         8.10 There exist other agreements between Employer and Employee relating to the employment relationship between them, e.g., the agreement with respect to company policies contained in Employer's Conduct of Business Affairs booklet and agreements with respect to benefit plans. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.



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




         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

                                  AZURIX CORP.


                                  By: /s/ Rebecca P. Mark
                                  Name: Rebecca P. Mark
                                  Title: Chairman and CEO
                                  This 16th day of December, 1998


                                  JOHN C. ALE

                                  /s/ John C. Ale
                                  This 16th day of December, 1998





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



                                 EXHIBIT "A" TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
                      BETWEEN AZURIX CORP. AND JOHN C. ALE


Employee Name:                      John C. Ale

Term: Three years from the Effective Date of this Agreement

Position:                           Executive Director and General Counsel
                                    reporting to the Office of the Chairman.
                                    Employee shall also be a member of the
                                    Executive Committee.

Location:                           For the period beginning December 10, 1998
                                    and ending June 30, 1999, Employee shall be located in London, United Kingdom. For the period beginning on July 1, 1999, Employee shall be located in Houston, Texas.

Reporting Relationship:             Reports to Office of the Chairman of
                                    Employer and James V. Derrick, Jr., Senior
                                    Vice President and General Counsel of Enron
                                    Corp.

Monthly Base Salary:                Twenty Eight Thousand Three Hundred Thirty
                                    Three Dollars and Thirty Three Cents
                                    ($28,333.33) per month

Bonus: Employee shall be eligible to participate in the Enron Corp. Annual Incentive Plan ("Plan") or any replacement bonus plan of Employer. All bonuses shall be paid in accordance with the terms and provisions of the Plan, a portion of which may be paid in cash and a portion of which may be paid in stock options and/or restricted stock. Employee's annual bonus target is 100% of Employee's annual base salary, subject to performance. For Calendar year 1998, Employee shall receive a sum equal to the difference between total compensation paid to Employee by Employee's former employer, Vinson & Elkins L.L.P. and $680,000.00. Employer shall pay this amount to Employee on January 31, 1999.

Vacation:                           In 1998 Employee shall be entitled to
                                    receive one (1) week of vacation. Effective
                                    January 1, 1999, Employee shall be entitled to receive four (4) weeks of vacation per year. Additional vacation will be earned in accordance with Enron's vacation policy.



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Expatriate Benefits:                Employer shall match the expatriate benefits
                                    package provided to Employee by Vinson &
                                    Elkins L.L.P., Employee's former employer, as described in the letter of September 24, 1998 from Enron to Employee, which shall be attached hereto and made a part hereof as Exhibit "B". In addition, any top up payments related to the letter of September 24, 1998 will be net amounts after expatriate payments.

Long Term Incentive:                Employee shall be eligible to participate
                                    in the Azurix Corp. stock plan. The annual amount granted to Employee shall be in the range equal to a value of $250,000.00 -
                                    $300,000.00.

Travel:                             Employee shall be eligible to fly first
                                    class.



                                    AZURIX CORP.


                                    By:/s/ Rebecca P. Mark
                                    Name: Rebecca P. Mark
                                    Title: Chairman and CEO
                                    This 16th day of December, 1998



                                    JOHN C. ALE

                                    /s/ John C. Ale
                                    This 16th day of December, 1998






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



                                   EXHIBIT "B"


September 24, 1998


Mr. John C. Ale
33 Eaton Terrace
London SW1W 8TP England


Dear John:

In response to your fax of today, we have reviewed your summary of provisions in comparison with Enron's expatriate policy and have determined we can match your current expatriate compensation provisions. I have commented on several items as appropriate.

Payments You will be employed by Enron Expat Services, Inc., a US company, and will be paid in US dollars. The payroll is paid semi-monthly and direct deposited into a US bank account of your choosing. An amount, determined by you, may be wire transferred to a UK bank account each payday in US dollars or converted into pound sterling.

Goods and Services Allowance Enron currently uses Organization Resources Counselors, Inc. (ORC) to calculate this allowance, therefore, we will provide this allowance for the 1999 partial year of assignment.

Housing Allowance The same provisions apply under current Enron policy as you have indicated in your fax, therefore, we will be able to match this arrangement.

Home Leave The same provisions apply under current Enron policy as you have indicated in your fax, therefore, we will be able to match this arrangement.

Tax Equalization The Company utilizes tax equalization for all U.S. employees on international assignments. The intent of this process is to ensure that international assignments are tax neutral; that you pay no more and no less income tax on your base salary and bonus compensation had you remained in the U.S.; and that any assignment related premiums and allowances are tax-protected. The Company will pay all foreign taxes, including national, local and social insurance taxes related to Company-source income.

The Company has contracted with an international certified public accounting firm (currently PricewaterhouseCoopers) to prepare your US and UK tax returns each year. In your transition year (1998), the tax equalization calculation will be prepared for the entire tax year, assuming your pre-Enron employment wages are personal income and allow you foreign earned income exclusion and non-Enron foreign tax credits against that portion of the US stay-at-home liability that relates to the pre-Enron employment wages. For 1998, you may still be covered under the tax equalization policy of your current employer as well. If so, PricewaterhouseCoopers will coordinate the


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preparation of the tax equalization with Arthur Andersen to ensure equitable treatment of all income and deductions.

Foreign Service Premium Enron will match this arrangement.

Automobile Enron will match this arrangement.

Schooling Enron will match this arrangement.

Relocation Enron will match this arrangement.

As evidenced by the comments above, it is Enron's intent to match your current policy provisions. To the extent your current employer does not compensate you for amounts due from January of 1998 to your date of transfer to Enron (i.e., foreign service premium to be paid in January 1999 for the 1998 year), we will assume payments of these amounts.

I trust this answers all of your questions. However, should you need further clarification, please feel free to call Jane Allen, Manager, International Services, at 713/853-7860 or me at 713/853-5872. We look forward to hearing from you.

Sincerely,



Philip J. Bazelides
Vice President
Compensation and Benefits

cc:      Jane J. Allen, Manager, International Services



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